Exhibit 4.2


                                NW BANCORP, INC.
                                ----------------

               SERIES ONE $1.8 MILLION 6% MANDATORILY CONVERTIBLE
                    SUBORDINATED DEBENTURE PURCHASE AGREEMENT
                    -----------------------------------------


          This Debenture Purchase Agreement (this "Agreement"), dated as of December 1, 1997 is between NW Bancorp, Inc., an Illinois corporation (the "Company") and each of the Illinois residents who has signed this Agreement as a Purchaser on the signature page hereof (a "Purchaser" and, collectively, the "Purchasers", which terms shall refer to debenture holders after the Debentures have been issued.)

                           ---------------------------

          WHEREAS, Northwest Community Bank is an Illinois state bank located in Prospect Heights, Illinois ("Northwest").

          WHEREAS, upon the completion of the pending exchange of Northwest common stock for Company common stock, the Company shall become the registered bank holding company for Northwest.

          WHEREAS, the Company intends to pursue the expansion of its banking activities either through the formation of new, or de novo, banks or through the acquisition of existing banks. These activities are expected to be primarily funded through sales of Company common stock, debentures or other securities to its stockholders and others. It is expected that the Company's expansion program shall be aggressive, shall necessitate the hiring of experienced staff and the investment of substantial sums in new facilities, technology, product and service development. marketing efforts, and furniture, fixtures and equipment. The expansion plan is described in the Debenture Offering Memorandum dated December 1, 1997 (the " Debenture" and the "Memorandum") provided to each of the Purchasers.

          WHEREAS, a copy of this Agreement shall have been provided to all Company stockholders after about December 1, 1997 (as an Exhibit to the Memorandum). The stockholders have been advised by the Company that, should they voluntarily chose not to purchase Debentures hereunder, their Company stockholdings shall be diluted upon the conversion of the Debentures to Company common stock. The conversion ratio for the Debentures is based on one (1) share of Company Common Stock for each $60.60 in principal amount of Debenture so converted (the "Mandatory Conversion Ratio"). If all of the Company's $1.8 million of Debentures are sold, they shall automatically convert into 29,704 shares of the Company's Common Stock on the Mandatory Conversion Date of December 31, 2002. Further, in the event of the acquisition, merger or substantial reorganization of the Company prior to December 31, 2002, the Debentures shall automatically convert to Company common stock earlier than December, 2002 in accordance with the Early Conversion Ratio described later in this Agreement.

          WHEREAS, owing either to their status as Illinois residents, or their ownership of Company Stock, or their service as a director, executive officer or principal stockholder of the Company, and/or their status as accredited investors under Regulation D promulgated by the Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933, the Purchasers shall establish for the Company their qualification to receive the Memorandum and to invest in the Debentures.

          WHEREAS, to subscribe to Purchase Debentures, each Purchaser must execute and deliver this Agreement, and the Company's Buy-Sell Agreement, to the Company, c/o Glenn E. Meier, Vice President, together with a full or partial payment for Debentures. The signature page indicates the dollar amount to which existing Company stockholders are entitled to subscribe as his/her Allocated Subscription Amount, although existing Company stockholders are entitled to indicate a subscription for a smaller or a larger amount of Debentures. In the event of an oversubscription, subscriptions shall be allocated to Purchasers by the Company's Board of Directors and such allocation shall be binding upon the Company and the Purchasers.

                                    ARTICLE I

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                         ACKNOWLEDGEMENTS OF PURCHASERS

          To induce the Purchasers to purchase the Debentures, the Company represents and warrants to the Purchasers as follows:

          1.01. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized and validly existing under the laws of the State of Illinois, and has all requisite corporate and authority to carry on its business as now being conducted by it.

          1.02. CAPITALIZATION. The Company has authorized the issuance of 500,000 shares of $1.00 par value common stock (the "Common Stock") of which 100,000 shares are being exchanged for all 100,000 shares of Northwest's common stock. The Company's Articles of Incorporation also authorize the issuance of 500,000 shares of preferred stock, none of which have been issued of this date (collectively, the "Preferred Stock"). The Company is not authorized to issue any other shares of any class. There are now, and immediately prior to the consummation of the sale of Debentures to Purchasers on the Closing Date (as hereinafter defined), there will be, a total of 100,000 shares of Common Stock issued and outstanding, of which none are treasury shares held by the Company, and no other shares of the Company of any class are now or will then be outstanding. There are not now and there will not be on the Closing Date any outstanding rights, warrants or options entitling anyone other than Purchasers to acquire from the Company any shares of any class, except with respect to the Common Stock option rights, if any, which may be created under the Company's proposed 1997 Stock Option Plan currently under consideration.

          1.03. FINANCIAL STATEMENTS AND CONDITION. Northwest has prepared financial statements in the ordinary course of business from the date of its organization through the present date. Copies of Northwest's unaudited financial statements for calendar years 1995 and 1996, and the first nine months of 1997, are contained in the Memorandum ("Northwest's Financial Statements").

          1.04. TITLE TO PROPERTIES. Northwest has good and marketable title to all assets reflected in Northwest's Financial Statements, other than assets disposed of since September 30, 1997 in the ordinary course of Northwest's business, free and clear of all liens, charges or encumbrances.

          1.05. TAXES. Northwest has itself filed, or as a former wholly-owned subsidiary of National Bancorp, Inc. ("NBI"), has been included in, all tax returns required to be filed by or for it and has paid all applicable federal, state, county and local taxes required to be paid by it, other than taxes in question of an immaterial amount not yet due or which may hereafter be paid without penalty. The amount set up as a liability for taxes on Northwest's Financial Statements is deemed sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of Northwest, whether disputed or not, through September 30, 1997, and for the payment of any penalties and interest with respect thereto.

          1.06. LITIGATION. There are no material actions, suits or proceedings pending or, to the best knowledge and belief of the Company, threatened against the Company or Northwest, by or before any court or administrative agency, nor are the Company or Northwest subject to any judicial or administrative decree which has or might have a material adverse effect upon the Company, its business or its properties.

          1.07. CERTAIN ACTIONS OF COMPANY. Since its organization, the Company has not, and during the period subsequent thereto and prior to the Closing, the Company shall not have, (a) issued or sold, or granted any right, warrant or option to purchase, any shares of its Capital Stock or any other of its securities (other than the issuance of up to 100,000 shares of its stock in exchange for 100,000 shares of Northwest's stock, or under this Agreement or under its proposed 1997 Stock Option Plan), (b) incurred any obligation or liability, fixed or contingent, except for obligations and liabilities incurred in the ordinary course of the Company's business, (c) discharged or satisfied any lien, charge or encumbrance, or paid any obligation or liability, fixed or contingent, other than those provided for or referred to in the Memorandum, (d) declared or made any payment or distribution, directly or indirectly, to any stockholder of the Company (as a stockholder) or purchased or redeemed any shares of Common Stock or any shares of any other class, (e) made any salary increases except merit and seniority raises, (f) sold or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims, except in either case in the ordinary course of the Company's business or as provided in the proposed 1997 Stock Option Plan, and (g) entered into any transaction other than in the ordinary course of business, except for matters as contemplated by this Agreement or as referred to in the Memorandum.

          1.08. CORPORATE ACTION. All corporate action on the part of the Company, its officers, directors and stockholders, necessary for the authorization, execution, delivery and performance of this Agreement, and for the issuance and delivery to Purchasers by the Company of its Debentures pursuant hereto, has been duly and properly taken; all material authorizations, approvals and consents, if any, of other persons, firms, corporations or governmental agencies required for the authorization, execution, delivery or performance by the Company of this Agreement, if any, have been duly and properly obtained; and this Agreement, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with, and subject to, its terms.

          1.09. ABSENCE OF CONFLICT. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment or compliance with the terms and conditions hereof and of the Debenture to be issued to Purchasers hereunder, will conflict with or result in a breach of or constitute a default under the terms, conditions or provisions of the Company's Articles of Incorporation or its by-laws, or of any material contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound.

                                   ARTICLE II

                        AFFIRMATIVE COVENANTS OF COMPANY

          Subject to the provisions of Article X hereof, so long as any part of the principal amount of any Debenture shall remain outstanding, the Company covenants and agrees that it will:

          2.01. PRESERVATION OF CORPORATE EXISTENCE. Do or cause to be done all that is necessary to preserve and maintain in full force and effect its corporate existence, rights and franchises.

          2.01. MAINTENANCE OF PROPERTIES. Maintain and keep its properties owned or used in its business in good repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto as may be necessary so that the business carried on by the Company may be properly and advantageously conducted at all times.

          2.03. INSURANCE. Keep its properties of a character usually insured by the owners of similar properties insured against loss or damage by fire, windstorm, explosion and other risks usually insured against by the owners of like properties, in amounts not less than 80% of the full insurable value thereof, with reputable insurance companies; and maintain in force, with reputable insurance companies, reasonable and adequate public liability and property damage insurance.

          2.04. TAXES AND ASSESSMENTS. Duly pay and discharge, as the same become due and payable and prior to delinquency, all material taxes, assessments and other governmental charges levied or based upon it or upon any of its properties or in respect of its income or profits.

          2.05. FINANCIAL STATEMENTS. Maintain proper and adequate financial records which permit the preparation of financial statements in accordance with generally accepted accounting principles. The Company shall furnish Purchasers upon request (so long as they shall hold any part of the Debentures) and any other holder, of any portion of the Debentures at any time outstanding:

               (a) As soon as practicable after the end of each fiscal year of the Company and in any event within 120 days thereafter, parent company only and consolidated financial statements of the Company and its subsidiaries as at the end of such year, all prepared in accordance with generally accepted accounting principles, and audited and reported on by Crowe Chizek and Company LLP, certified public accountants, or such other firm of independent certified public accountants as shall at the time be regularly employed by the Company.

               (b) Such other financial information as Purchasers or any holder of any portion of the Debentures at the time outstanding may from time to time reasonably request in writing.

          2.06. OTHER DEFAULTS. If notified that it is in default in respect of any of the provisions of any term loan agreement, if any, binding upon the Company, the Company shall promptly give written notice to the Purchasers and to any other holder of a Debenture, specifying the details thereof.

          2.07. PAYMENTS ON DEBENTURES. Except as provided in Section 4.03 hereof with regard to subordination of the Debentures to Senior Indebtedness, if any, the Company will duly and punctually pay each periodic installment of interest on a Debenture at the time, and in the manner set forth therein and shall pay the accrued and unpaid interest therein on the Mandatory Conversion Date of December 31, 2002. In accordance with Section 4.03 hereof, no payments of principal on any Debenture may be made at any time unless the Senior Indebtedness (as described in Section 4.03) has been paid in full. Principal or any Debenture prepayments with accrued interest may be made at any time upon 5 days prior written notice.

                                   ARTICLE III

                        NEGATIVE COVENANTS OF THE COMPANY

          Subject to the provisions of Article X hereof, so long as any part of the principal amount of a Debenture shall remain outstanding, the Company covenants and agrees that, without the prior written consent of the then holder or holders of 50% or more in principal amount of the Debentures at the time outstanding, which consent shall not be unreasonably withheld, the Company will not, nor will it permit any majority-owned subsidiary to:

          3.01. ENCUMBRANCES. Create, incur, assume or permit to exist, any material mortgage, pledge or other lien or encumbrance on any of its or their properties or assets except such as may be required from time to time by the Company under any term loan agreement, if any, in effect from time to time which has been approved by the Company's Board of Directors.

          3.02. MERGERS, ETC. Merge or consolidate with or into any other corporation, or sell, lease, mortgage or otherwise dispose of substantially all of its assets.

          3.03. ACQUISITIONS. Acquire all or substantially all of the stock of any other corporation (other than stock of a corporation organized by the Company to engage in a similar or related business to that of the Company, and which immediately after such acquisitions will be a wholly or majority owned subsidiary of the Company), or acquire all or substantially all of the assets of any other person, corporation, firm or other entity or division thereof.

          3.04. SALE OF PROPERTY. Sell, assign, transfer or otherwise dispose of all, substantially all, or a material amount, of any of its or their properties and assets, other than in the ordinary course of business and for full consideration in an arms' length bargained transaction or transactions.

          3.05. DISTRIBUTIONS. Except as is contemplated herein or permitted from time to time by applicable Federal Reserve Board or other regulatory law, regulation or rule, redeem, retire or purchase any of its outstanding shares or pay or declare any dividend thereon (other than stock dividends) or make any other distribution of assets to stockholders as such.

                                   ARTICLE IV

                     $1.8 MILLION SERIES ONE 6% MANDATORILY
                       CONVERTIBLE SUBORDINATED DEBENTURES

          4.01. PURCHASE AND SALE: On the Closing Date on the sale of the Debentures as set by the Company's Board of Directors, the Company will issue to the Purchasers, and each Purchaser will acquire for cash from the Company, the principal amount of such Debentures as indicated on the signature page hereof by such Purchaser or the lesser or different amount thereof as shall be allocated to such Purchaser by the Company's Board of Directors in the event of an oversubscription to the Debentures in accordance with the Subscription Rules outlined in the Memorandum.

          4.02. DESCRIPTION OF THE DEBENTURES. Each Debenture shall be in the principal amount of the accepted or allocated Subscription, shall be dated the Closing Date, shall bear interest from the date of its issuance on the unpaid principal balance at the rate of 6% per annum payable quarterly on the last day of March, June, September and

December, commencing on the first of such dates immediately following the Closing Date, with a final interest payment on December 31, 2002 (the "Mandatory Conversion Date"), the date on which the Debentures shall be automatically converted to Company Common Stock in accordance with the Mandatory Conversion Ratio. The form of the Debenture is attached as Exhibit A. Reference is made to the Debenture, whose terms are incorporated herein by reference.

          4.03.    SUBORDINATION TO SENIOR INDEBTEDNESS.

               (a) From time to time the Company may enter into term and other borrowing arrangements and agreements with banks, other financial institutions or others under which the Company may borrow funds on a secured or unsecured basis, which borrowings and obligations, if so designated by the Company or so designated in such arrangements or agreements, are collectively referred to as the "Senior Indebtedness" hereunder.

               (b) The lender or lenders of the Senior Indebtedness are individually and collectively referred to as the "Senior Lender". Except as the Senior Lender, if any, may hereafter otherwise expressly consent in writing, the payment of the Debentures shall be postponed and subordinated to the payment in full of all Senior Indebtedness, and the Company shall make no other distributions over or on account of the principal amount of the Debentures, nor shall any property or assets of the Company be applied to the purchase or other acquisition or retirement of the Debentures; provided however, that, so long as neither an Event of Default, nor an unmatured Event of Default, shall have occurred under the Senior Lender Agreements as amended and supplemented from time to time (the "Senior Lender Agreements"), the Company shall be entitled to pay, and each Purchaser shall be entitled to receive, interest on the Debentures according to their terms, provided that (i) prior to the making of any payment of interest on the Debentures, the Company shall have theretofore paid all accrued interest and principal then due and payable to the Senior Lender under the Senior Lender Agreements, and (ii) prior to the making of any payment of principal on the Debentures the Company shall have theretofore paid all Senior Indebtedness.

               (c) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceeding relating to the Company or to its creditors, or to its property (whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Company, or any sale of all or substantially all of the Company's assets, or otherwise), the Senior Indebtedness shall first be paid in full before the Purchasers shall be entitled to receive and to retain any payment or distribution in respect of the Debentures received after any such event, and, in order to implement the foregoing, (i) all payments and distributions of any kind or character in respect of the Debentures to which the Purchasers would be entitled if the Debentures were not subordinated, or subordinated and pledged or assigned, pursuant to this Agreement, shall be made directly to the Senior Lender,
     (ii) the Senior Lender may, in the name of the Purchasers or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove, and vote or consent in any such proceedings with respect to, any and all claims of the undersigned relating to the Debentures, and (iii) the Purchasers shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Debentures, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Senior Lender.

               (d) In the event a Purchaser receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever on account of the Debentures, other than as expressly permitted by the terms of this Article IV or by any such Senior Lender, such payment or other distribution shall be received in trust for the Senior Lender and shall be promptly turned over by the Purchaser to the Senior Lender. The Purchaser shall mark his books and records, and cause the Company to mark its books and records, so as to conspicuously indicate that the Debentures are subordinated in accordance with the terms of this Agreement. and will cause to be conspicuously inserted in the Debentures, or other instrument which at any time evidences the Debentures, a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Article IV. The Purchasers shall execute such further documents or instruments and take such further action as the Senior Lender may reasonably from time to time request to carry out the intent of this
     Article IV.

               (e) Notwithstanding any payments or distributions received by the Senior Lender in respect of the Debentures and applied by the Senior Lender toward the payment of the Senior Indebtedness, the Purchasers shall be subrogated to the then existing rights of the Senior Lender, if any, in respect of the Senior Indebtedness only at such time as the Senior Lender shall have received payment of the full amount of the Senior Indebtedness.

               (f) This Article IV shall in all respects be a continuing obligation binding upon each Debenture holder and shall remain in full force and effect (notwithstanding, without limitation, the death or dissolution of a Purchaser or Purchasers).

               (g) The Senior Lender may, from time to time, at its sole discretion and without notice to the Purchasers, take any or all of the following actions:

               (i) retain or obtain a security interest in any property to secure any of the Senior Indebtedness;

               (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Indebtedness;

               (iii) extend or renew for one or more periods (whether or not longer than the original period), or alter or exchange, any of the Senior Indebtedness; and

               (iv) release its security or rights as pledgee in, if any, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Indebtedness or pledged to the Senior Lender, or extend or renew for one, or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.

               (h) No delay on the part of the Senior Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Senior Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

               (i) The Purchasers hereby waive:

               (i) notice of non-payment of all or any part of the Senior Indebtedness; and

               (ii) all diligence in the collection or protection of or
                    realization upon the Senior Indebtedness or any part or any security therefor.

          4.04. DELIVERY OF DEBENTURES AND PAYMENT OF PURCHASE PRICE. The Debentures shall be issued and delivered to the Purchasers on the Closing Date as the payment therefor is received by the Company.

          4.05. A. OPTIONAL AND MANDATORY CONVERSIONS OF DEBENTURES TO COMMON
STOCK: THE MANDATORY CONVERSION RATIO. At the election of a Purchaser at any time or times hereunder, all or a portion of the principal amount of a Debenture then outstanding and unpaid may be converted at the option of such holder into whole (or fractional interests in whole) shares of the Company's $1.00 Par Value common stock based on the following "Mandatory Conversion Ratio": One (1) share of the Company's $1.00 par value common stock for each $60.60 in principal amount of the Debentures so converted, all as more fully described in the Debenture. In accordance with the foregoing, Purchasers acknowledge that the Debentures shall automatically convert to Company Stock under the Mandatory Conversion Ratio on December 31, 2002, the Mandatory Conversion Date.

          B. CONVERSION IN CERTAIN TRIGGER EVENTS: THE EARLY CONVERSION RATIO. Any other provision of this Agreement to the contrary notwithstanding, in the event of the merger, consolidation or other reorganization of the Company as the result of which the Company is not the surviving organization (a "Trigger Event"), effective thereupon, the Debentures then outstanding shall be automatically converted into Common Stock on terms consistent with the Mandatory Conversion Ratio so that for example, if the effective date of a Trigger Event were on the first, second, third or forth anniversaries of the issuance of the Debentures, the Early Conversion Ratio would convert Debenture principal amounts at $48.80, $51.60, $54.60 and $57.60 per share of Company Common Stock.

          C. EQUITABLE ADJUSTMENT. The Company shall not effect a material change to its capital stock (including, but not limited to, a change in the number of authorized or issued shares of common or preferred stock) or change the par value of either class, without an equitable adjustment to the conversion rights of the Debentures hereunder so as to assure Purchasers that such adjustment shall have fully and adequately protected and continued Purchasers' conversion rights created hereby.

          4.06. USE OF PROCEEDS. The proceeds of the Debentures may be used for such corporate purposes as shall be determined by the Company's Board of Directors.

          4.07. OTHER PROVISIONS. Reference is made to the Debentures for other and additional provisions and for an amplification of the provisions of this Agreement. In the event of a conflict, the provisions of this Agreement shall control.

          4.08. THE CLOSING. The closing on the sale of the Debentures will occur at the Company's offices, 1845 East Rand Road, Prospect Heights, Illinois 60070-0936, on five (5) days prior written notice given on or before Tuesday, December 23, 1997, providing for a closing thereafter, but not later than December 31, 1997, unless such date is extended by the Company's Board of Directors.

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASERS

          5.01. ACCURACY AND COMPLIANCE. The representations and warranties of the Company contained in Article I shall be true in all material respects on and as of the Closing Date, except to the extent of changes caused by the transactions herein contemplated; the covenants, conditions and agreements to be complied with or performed by the Company hereunder on or before the Closing Date shall have been duly complied with or performed by the Company; and there shall exist on the Closing Date no condition or event which constitutes, or which after notice or lapse of time or both would constitute, an "Event of Default" (as hereinafter defined).

          5.02. OPINION OF COMPANY COUNSEL. The Company shall have received, for and on behalf of the Purchasers, an opinion of counsel, dated the Closing Date, to the effect that the Debentures have been duly authorized and executed and when delivered by the Company to Purchasers against receipt of payment therefore, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights. Company Counsel in this matter is Thomas H. Jacobs, Esq., of Chicago, Illinois.

                                   ARTICLE VI

                        SPECIAL COVENANTS OF THE COMPANY

          So long as any part of the principal amount of the Debentures shall remain outstanding, the Company covenants and agrees that:

          6.01. REGISTRATION. If any at time or from time to time the Company shall propose to register any of its Common Stock under the Securities Act of 1933, as amended, the Company shall give notice in writing thereof to each of the Purchasers, each of whom shall thereupon, for a period of 15 days after receipt of such notice, have the right to request that the Company include in such Registration Statement shares of Common Stock of the Company owned by each such Purchaser, including any shares acquired as the result of the conversion of a Debenture. If a Purchaser shall so request, and the Company shall proceed with such proposed registration, then, subject to the provisions hereinafter set forth, the Company shall use its best efforts to include in such Registration Statement, and at no cost or expense to the Purchaser, such number of shares of the Company's $1.00 par value Common Stock as shall enable the Company to provide registered shares in exchange for the Debenture in the event of conversion.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

          7.01. EVENTS OF DEFAULT. In case of the happening of any of the following events or occurrences (herein and in the Debenture referred to as "Events of Default"):

               (a) Any failure to pay the principal of a Debenture as and when the same shall be due and payable, whether at maturity, by acceleration or otherwise;

               (b) Any failure to pay interest when due on a Debenture and such failure shall continue for more than 30 days after the same shall have become due and payable;

               (c) The Company shall have made herein, or in any document or certification delivered pursuant hereto, any representation, warranty or certification which shall prove to have been false in any material respect when made;

               (d) Any default shall occur in the Company's observance or performance of any of the material terms, conditions, covenants and agreements herein contained on its part to be observed or performed and such default shall continue unremedied for a period of thirty (30) after days after written notice thereof shall have been given to the Company by any holder of a Debenture or any part thereof;

               (e) The Company shall make an assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver or trustee or similar officer for the Company or for any substantial part of its property or such a receiver or trustee or similar officer shall otherwise be appointed, and in such latter case, such appointment shall remain unvacated for a period of sixty (60) days;

               (f) The Company shall commence any proceeding under any present or future bankruptcy or debtor's law for its relief or its reorganization or for an arrangement or for a composition, extension or readjustment of any of its obligations or any such proceeding shall be commenced against the Company and shall be consented to by it or shall be judicially approved as properly instituted or shall remain undismissed for a period of sixty
     (60) days;

               (g) The Company shall file a petition in bankruptcy or a petition in bankruptcy shall be filed against the Company and be consented to by the Company or remain undismissed for a period of sixty (60) days, or the Company shall be adjudicated a bankrupt; or

               (h) The Company shall default, and such default shall continue beyond the applicable period of grace, in the payment of the principal of or premium, if any, or interest on any Senior Indebtedness;

               (i) Any "Event of Default" (as such term is defined in the Senior Lender Agreement) shall occur at a time when any Senior Indebtedness is unpaid and (1) the holders of 50% or more in principal amount of the Debentures at the time outstanding shall given written notice to the Senior Lender of their intention to accelerate the maturity of such Debentures, and (2) at least thirty (30) days after the Senior Lender's receipt of such notice, such Event of Default shall not have been waived (temporarily or otherwise by the Senior Lender or cured (by amendment or other modification of the Senior Lender Agreements, or otherwise).

Then, and in any such event, the entire outstanding principal amount of the Debentures, although otherwise unmatured, shall at the option of the holder or holders of 50% or more in principal amount of the Debentures at the time outstanding, by written notice or notices to the Company, forthwith mature and become due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

                                  ARTICLE VIII

                   SECURITIES REGISTRATION AND RELATED MATTERS

          8.01. REGISTRATION EXEMPTIONS. The issuance of the Debentures are made in reliance upon exemptions from registration under the Securities Act of 1933 (the "Act") and under the Illinois Securities Act of 1953, as amended (the "Illinois Act"). These exemptions collectively permit the issuance of the Debentures to the Purchasers without registration with the Securities and Exchange Commission or the Securities Division of the Office of the Illinois Secretary of State, upon compliance with applicable regulations and rules.

          8.02. TRANSFER RESTRICTIONS. (a) In compliance with such rules and regulations promulgated under the Act and/or the Illinois Act, the Company will place a legend on the Debentures stating that they are "restricted securities" which have not been registered under the Act or the Illinois Act. Sales, transfers or other dispositions of the Debentures may be made only with prior approval of Company's counsel that such do not constitute an unlawful, unregistered distribution under applicable securities laws.

               (b) The Company and its stockholders are bound by the terms of a certain Buy-Sell Agreement dated April 15, 1997, attached to the Memorandum as Exhibit A. By their execution of this Agreement, Purchasers adopt and apply the Buy-Sell Agreement to the Debentures and to any Company Common Stock issued upon this conversion, acknowledge and agree that the Debentures, and any Common Stock received by them upon conversion of a Debenture, are bound by the terms and conditions of the Buy-Sell Agreement.

          8.03. RESIDENCE. Each Purchaser represents and warrants that he/she/it is a resident of the State of Illinois.

          8.04. TRADING MARKET. Purchaser acknowledge that there is no public market for the Debentures or for the Company's Common Stock and it is not expected that any such market will develop within the reasonable future.

          8.05. ACCESS TO INFORMATION. Purchaser acknowledges and agrees that he/she/it has had full and complete access to any and all information, financial or otherwise, concerning the Company which he has requested and that his investment has been made on a fully informed basis. Further, certain of the Purchasers acknowledge that, owing to his service as a director, executive office or principal stockholder of the Company and/or Northwest, and/or because the Purchaser otherwise, for financial and/or other reasons, qualifies as an "accredited person" for purposes of Securities and Exchange Commission Regulation D. Purchaser has made his decision to invest in the Debentures based on information the Purchaser claims adequate. Further, each Purchases acknowledges that he/it is financially capable to bear the risk of investment in the Debentures.

          8.06. INVESTMENT PURPOSE. Each Purchaser hereunder represents and warrants to the Company that he is purchasing the Debenture(s) for investment purposes and not with a view to their resale or other distribution.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.01. EXPENSES. The Company shall pay all costs and expenses incident to the preparation of this Agreement and consummation of the sale of Debentures contemplated hereby.

          9.02. ASSIGNS AND COLLATERAL ASSIGNMENT. Subject to the terms and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and any Debenture may be collaterally assigned upon written notice to the Company.

          9.03. NOTICES. Any notice, request, instruction or other document to be given hereunder to either party shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

          To the Company:
          NW Bancorp, Inc.
          c/o Thomas H. Roth, President
          1845 East Rand Road
          Prospect Heights, Illinois 60070-0936

          To the Purchasers:

          At their addresses on the signature page attached hereto.

Either party hereto, by notice so given to the other party hereto, may from time to time change its address for future communications hereunder.

          9.04. EFFECT OF WAIVER. Neither the failure nor any delay on the part of Purchaser in the exercise of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege by Purchaser preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.05. SURVIVAL. All representations and warranties and all covenants contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the execution and delivery of the Debenture.

          9.06. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute on and the same instrument. This Agreement, and any subsequent amendments, may be executed by facsimile signature.

          9.07. RECITALS. The Recitals to this Agreement are referred to and are incorporated herein be reference.

                                             NW Bancorp, Inc.


                                             By /s/ Thomas H. Roth
                                                --------------------------------
                                                  Thomas H. Roth, President



Attest:

/s/ Glenn E. Meier
-----------------------------------
Secretary

                                NW BANCORP, INC.
               $1.8 MILLION SERIES ONE 6% MANDATORILY CONVERTIBLE
                        SUBORDINATED DEBENTURE AGREEMENT

                                 SIGNATURE PAGE
                                 --------------

                                                            DOLLAR AMOUNT
                                   DOLLAR AMOUNT            ALLOCATED BY THE
                                   SUBSCRIBED TO BY         COMPANY'S
PURCHASER                          PURCHASER                BOARD OF DIRECTORS
---------                          ---------                ------------------

X_____________________________     $___________________     ____________________
______________________________
______________________________
______________________________
X_____________________________     $___________________     ____________________
______________________________
______________________________
______________________________
X_____________________________     $___________________     ____________________
______________________________
______________________________
______________________________
X_____________________________     $___________________     ____________________
______________________________
______________________________
______________________________

No. ____


                                   REGISTERED

                                NW BANCORP, INC.
                           $1.8 MILLION SERIES ONE 6%
                 MANDATORILY CONVERTIBLE SUBORDINATED DEBENTURE
                 ----------------------------------------------


          NW BANCORP, INC, a corporation duly organized and existing under the laws of the State of Illinois (the "Company"), for value received, hereby promises to pay to ____________________________________________________________
_______________________________________________________________________________
or registered assigns, the principal sum of _________________________ DOLLARS ($_______________) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest from the date of issuance hereof on said principal sum at the rate of 6% per annum, payable quarterly in arrears on the last day of each March, June, September and December commencing on the first of such dates immediately following the date of the Company's issuance of this Debenture and ending on December 31, 2002 with a final interest payment on December 31, 2002. The principal amount of this Debenture shall automatically convert to shares of the Company's $1.00 par value common stock on December 31, 2002. The interest payable shall be paid to the person in whose name this Debenture is registered at the close of business on the interest payment date. Payments of principal and of interest shall be made by check mailed to the registered address of the person entitled thereto.

          This Debenture is one of the debentures of a maximum $1,800,000 offering which have been issued under and pursuant to the terms of the Company's 6% Series One Mandatorily Convertible Subordinated Debenture Purchase Agreement dated as of December 1, 1997 (the "Agreement"). Reference is made to the further provisions of this Debenture as set forth on the Rider attached hereto, including without limitation, provisions subordinating the payment of the principal of and interest on the Debentures to the payment in full of all Senior Indebtedness as defined in the Agreement and provisions giving the holder of this Debenture the right to convert all or a portion of this Debenture into whole (or fractional interests in whole) shares of the Company's $1.00 par value common stock on the terms specified herein and in the Agreement. Such further provisions shall for all purposes have the same effect as though fully set forth in the Debenture.

          This Debenture shall not be valid or become obligatory for any purpose until executed by the manual signature of the below-indicated authorized officers of the Company.





                                                                      EXHIBIT A

THE DEBENTURE IS A "RESTRICTED SECURITY" NOT REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. SALES TRANSFERS OR OTHER DISPOSITIONS OF THIS DEBENTURE MAY BE MADE ONLY WITH THE APPROVAL OF THE COMPANY'S COUNSEL.

IN WITNESS WHEREOF, NW BANCORP, INC. HAS CAUSED THIS INSTRUMENT TO BE DULLY EXECUTED UNDER ITS CORPORATE SEAL.

DATED:______________                         NW BANCORP, INC.
(DEBENTURE ISSUANCE DATE)

                                             BY:________________________________
                                                THOMAS H. ROTH, PRESIDENT

ATTEST:

________________________________________
SECRETARY

                                    RIDER TO

                                NW BANCORP, INC.
                           $1.8 MILLION SERIES ONE 6%
                 MANDATORILY CONVERTIBLE SUBORDINATED DEBENTURE

                               FURTHER CONDITIONS

          This Debenture is the Company's duly authorized Debenture, designated as its 6% Series One Mandatorily Convertible Subordinated Debenture (the "Debenture") limited to the aggregate principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), issued or to be issued under and pursuant to the 6% Mandatorily Convertible Subordinated Debenture Purchase Agreement dated as of December 1, 1997 (the "Agreement"), duly executed and delivered by the Company and the Debenture Purchasers, to which Agreement and all supplements thereto reference is hereby made for a description of the rights, obligations, duties and responsibilities thereunder of the Company and the holder of the Debenture.

          In case an Event of Default, as defined in the Agreement, shall have occurred and be continuing, the principal amount hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Agreement. Under certain circumstances the holders of a majority in aggregate principal amount of the Debentures then outstanding may rescind and annul such declaration and its consequences.

          The indebtedness evidenced by the Debentures is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness as defined in the Agreement. No interest payment may or need be made unless the Company shall have theretofore paid all accrued interest on the Senior Indebtedness. No principal payment may or need be made unless the Company shall have theretofore paid all Senior Indebtedness. Each holder of this Debenture, by accepting the same, agrees to and shall bound by such provisions of the Agreement.

          The Company and the holders of not less than 50% in aggregate principal amount of the Debentures at the time outstanding shall be entitled to execute amendments to the Agreement adding provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of any supplemental agreement or modifying in any manner the right of the holders of the Debentures; provided, however, that no such supplemental amendment shall (i) extend the maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest therein, or reduce any principal payable upon the redemption thereof, or adversely affect the right to convert the Debentures for common stock of the Company, without the consent of the holder of each Debenture so affected, (ii) reduce the 6% interest rate payable with respect to the Debentures, the consent of all holders of which is required for any such agreement to be binding upon all holders of all Debentures then outstanding or

(iii) amend the maturity, interest rate or interest payment dates, prepayment provision or subordination provisions of Article IV of the Agreement without the prior written consent of the then Senior Lender, as defined in the Agreement. The holders of a majority in aggregate principal amount of the Debentures at any time outstanding may on behalf of the holders of all Debentures waive any past default under the Agreement and its consequences, except a default in the principal payment of or interest on any of the Debentures or in the conversion of any Debentures into Company Stock. Any such consent or waiver (unless revoked as provided in the Agreement) shall be conclusive and binding upon the holder and upon all future holders and owners of this Debenture and any Debenture issued in exchange or substitution heretofore, whether or not any notation of such consent or waiver is made upon this Debenture or any such other Debenture.

          The obligation of the Company to pay the principal of and interest on this Debenture at the place, at the respective times, at the rate and in the coin or currency herein prescribed is subject to conditions imposed upon the Company under the Secured Lender Agreements, if any, dated as of as amended from time to time, and to be amended, all or more particularly described in the Agreement.

          At the option of the holder hereof, this Debenture may, at any time before the close of business on December 31, 2002, or in the cases this Debenture shall be called for redemption, on or prior to December 31, 2002, then until and including, but (unless the Company shall default in payment due upon the redemption hereof) not after, the close of business on the business day next preceding the redemption, be converted into one (1), or fractional interests in one (1), share of duly authorized, validly issued, fully paid and nonassessable $1.00 par value common stock of the Company for each $60.60 in principal amount hereof so converted (the "Mandatory Conversion Ratio"), subject to such adjustments, if any, of the conversion rate and the securities or other property or cash deliverable upon conversion as may be required in the Agreement, upon delivery of this Debenture, together with the notice herein (or by separate written notice to the Company) of election to convert this Debenture duly executed by the holder or by his duly authorized attorney, to the office of the Company for such purpose in the County of Cook, Village of Prospect Heights, and State of Illinois, accompanied (if so required by the Company) by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or by his duly authorized attorney. Except as otherwise expressly provided in the Agreement, no payment or adjustment shall be made on account of interest accrued on any Debenture (or portion) so converted or on account of any dividends on the shares delivered upon such conversion. As is more fully explained in the Company's Debenture Purchase Agreement of this date under which this Debenture has been issued, this Debenture shall automatically convert into shares of the Company's Common Stock immediately prior to the acquisition of the Company, whether by merger, purchase or otherwise, if the same occurs. The Debenture Purchase Agreement also describes a Trigger Event as the result of which the Debenture shall be automatically converted to common stock based on the Early Conversion Ratio described in the Agreement. Any other provision of this Debenture to the contrary notwithstanding, in the event of the merger, consolidation or other reorganization as the result of which the Company is not the surviving organization (a "Trigger Event"), effective upon such Trigger Event, the Debentures then outstanding shall be automatically converted into Company Common Stock based upon the Mandatory Conversion Ratio. Reference is made to the Debenture Purchase Agreement for a more complete statement of the conversion terms and conditions.

          The Debentures are issuable as fully registered Debentures without coupons. Debentures may be exchanged for a like aggregate principal amount of Debentures of other authorized denominations at the designated office of the Company, and in the manner and subject to the Agreement.

          The transfer of this Debenture is registerable by the registered holder hereof in person or by his attorney duly authorized in writing on the Company's books at the Company's office, subject to the terms of the Agreement but without payment of any charge other than a sum sufficient to reimburse the Company for any stamp tax or other governmental charge incident thereto, if any, and upon surrender and cancellation of this Debenture upon any such registration or transfer, a new Debenture or Debentures of authorized denomination or denominations, for the same aggregate principal amount, will be issued to the transferee in exchange. No transfer shall be registered on the Company's books which, in the opinion of Company's counsel, fails to comply with applicable federal and state securities law.

          Prior to due presentment for registration or transfer of this Debenture, the Company may treat the person in whose name this Debenture shall be registered upon the books of the Company as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon, for the conversion hereof and for all other purposes and the Company shall not be affected by any notice to the contrary.

          No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Agreement or any amendment thereto, against any incorporator, officer or director, as such, past, present or future, of the Company or any successor corporation, of either thereof or against any shareholder of the Company of or any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

                              CONVERSION DIRECTION
                              --------------------

TO:       NW Bancorp, Inc.

          The undersigned owner of this Debenture hereby irrevocably exercises the option to convert this Debenture, or portion hereof below designated, for whole or fractional interests in whole shares of the $1.00 par value common stock of NW Bancorp, Inc. in accordance with the terms of the Debenture Purchase Agreement relating thereto and directs that the shares, other securities, other property or cash deliverable upon the conversion and any Debentures representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If the shares or other securities are to be delivered registered in the name of a person other than the undersigned, the undersigned will pay a transfer fee payable with respect thereof. Any amount required to be paid by the undersigned on account of interest accompanies the Debenture.

DATED:


                                             ___________________________________
                                                          Signature


                                             Principal Amount of this
                                             Debenture to be converted

                                             $________________________

Fill in for registration of shares or other securities if to be delivered, and of Debentures if to be issued, otherwise than to the registered holder.


___________________________________          _____________________________
(Name)                                       (Social Security or Other
                                             Taxpayer Indemnifying Number)

___________________________________
(Address)

FOR VALUE RECEIVED, ______________________________ hereby sell(s), assign(s) and transfer(s) unto NW Bancorp, Inc. the above described Debenture(s).



________________________________________________________________________________
Please print or typewrite name and address including postal zip code of assignee


________________________________________________________________________________
the within Debenture and all rights hereunder, hereby irrevocably constituting and


________________________________________________________________________________
appointing to transfer said Debenture on the books of the Company, with full power of substitution in the premises.

Dated:________________________

                                             ___________________________________
                                             NOTICE: The signature to this
                                             assignment must correspond
                                             with the name as written upon the
                                             face of the within Instrument in
                                             every particular, without
                                             alteration or enlargement or any
                                             change made.